Exhibit 4.66

DATED 4 JULY 2006
(1) MAGDALEN DEVELOPMENT COMPANY LIMITED
AND
PRUDENTIAL DEVELOPMENT MANAGEMENT LIMITED
(2) AMARIN NEUROSCIENCE LIMITED
LEASE
RELATING TO
South West Wing First Floor Office Suite
THE Magdalen Centre north
The Oxford Science Park
Oxford

CONTENTS

Clause

1.	Definitions and Interpretation	1
2.	Demise and Rent	2
3.	Tenant’s Covenants	2
3.1	Payments	2
3.2	Use	3
3.3	Access	4
3.4	Repair and Condition	4
3.5	Alterations	5
3.6	Alienation	5
3.7	Consequences of Damage	6
3.8	Notices and Statutes	6
3.9	Planning Acts	7
3.10	Compliance with Regulations	7
3.11	End of Lease	7
4.	Landlord’s Covenants	7
	4.1 Quiet Enjoyment	7
	4.2 Services	7
5.	Forfeiture	9
6.	Tenant’s Property	9
7.	Enforcement of Rights	9
8.	Data Protection Act 1998	9
9.	New Tenancy	9
10.	Contracts (Rights of Third Parties) Act 1999	10
11.	Tenant’s Option to determine	10
12.	Exclusion of Security of Tenure	10
13.	Service of Notices	10

The Schedule

THIS LEASE is made on 4 July 2006

BETWEEN:

(1) MAGDALEN DEVELOPMENT COMPANY LIMITED (company number 2287341) whose registered office is at 8 King Edward Street, Oxford, Oxfordshire 0X1 4HL and PRUDENTIAL DEVELOPMENT MANAGEMENT LIMITED (company number 1045028) whose registered office is at Laurence Pountney Hill, London, EC4R OHH (the “Landlord”); and

(2) AMARIN NEUROSCIENCE LIMITED (registered in Scotland with company number SC179838) with its registered office at Kings Park House, Laurelhill Business Park, Stirling FK7 9JQ (the “Tenant”).

1.	DEFINITIONS AND INTERPRETATION

1.1  In this Lease, including the Schedule, the following words and expressions have the meanings set out below.

Building	the Magdalen Centre North, The Oxford Science Park, Oxford 0X4 4GA shown for the purpose of identification only edged blue on the attached Plan 2 (which, when referred to in this Lease, includes its car park, immediate landscaping, footpaths and the bridge link to the Magdalen Centre) and which forms part of the Science Park.

Car Park	the car park which forms part of the Building.

Common Parts	the entrances, hallways, passages, staircases, lifts, toilet and shower accommodation, bin store area, Car Park, cycle racks and accessways forming part of the Building which provide access to the Premises together with any other areas within the Building and/or the Magdalen Centre South which are from time to time provided by the Landlord for the common use and enjoyment of the occupants of the Building.

Encumbrances	the matters contained or referred to in Title Numbers ON223745 and ON145002.

lEE Regulations for Electrical Installations	the regulations for electrical installations as prescribed in British Standards Specification 7671: 2001 published by the Institution of Electrical Engineers as amended or revised from time to time.

Magdalen Centre South	the Magdalen Centre (South), The Oxford Science Park shown for the purpose of identification only edged green on Plan 2.

Main Access Road	the road shown for the purpose of identification only tinted brown on Plan 2 giving access from the Building to the adopted highway.

Permitted Use	the use as premises for the purpose of research into and development of pharmaceutical, biotechnology and other healthcare products, such use for the avoidance of doubt shall not include animal testing or the use of premises as an outpatient clinic or a clinic for members of the public by appointment.

Plan 1	the plan annexed hereto and so marked.

Plan 2	the plan annexed hereto and so marked.

Plan 3	the plan annexed hereto and so marked.

Planning Acts	the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions)

Act 1990 and the Planning and Compensation Act 1991 and any other statutes for the time being in force of a similar nature.

Premises	South West Wing first floor office suite forming part of the Building as the same is more particularly described in Part I of the Schedule.

Rent	until 16 August 2006 being a date 6 weeks from the date hereof £58,500 per annum exclusive of VAT; from the end of the period above until the first anniversary of the Lease £130,500 per annum exclusive of VAT; from the end of the period above until the second anniversary of the Lease £133,500 per annum exclusive of VAT; from the end of the period above until the date which is the end of the term £136,500 per annum exclusive of VAT.

Science Park	the site known as The Oxford Science Park shown for the purpose of identification only edged purple on Plan 2.

Service Media	any ducts, flues, pipes, drains, sewers, cables, conduits, wires or other media for conducting water, soil, electricity and telecommunications.

Term	a period of three years starting on the date hereof and ending on

VAT	as defined in the Value Added Tax Act 1994 and any tax of a similar nature substituted for, or levied in addition to, such value added tax.

1.2  Throughout this Lease:

1.2.1  where more than one person or company is the Landlord or the Tenant, their obligations can be enforced against all or both of them jointly and against each individually;

1.2.2  the Landlord includes the person who, at any particular time, has the right to receive Rent under this Lease;

1.2.3  any obligation on the part of the Tenant not to do any act or thing includes (so far as it lies within its power) a covenant not to suffer or permit the doing of that act or thing;

1.2.4  any rights excepted or reserved to the Landlord shall be construed as also being excepted or reserved to any mortgagee of the Landlord, all persons authorised by the Landlord and any superior landlord and any covenant by the Tenant to permit entry by the Landlord for any purpose shall be construed as permitting entry by such persons but subject to the same restrictions and requirements with regard to such entry;

1.2.5  any consent, approval, authorisation or notice required or given under this Lease shall only take effect if given in writing;

1.2.6  the Schedule to this Lease shall be deemed to form part of this Lease.

2.	DEMISE AND RENT

The Landlord LETS the Premises with full title guarantee TOGETHER WITH the rights set out in Part II of the Schedule but EXCEPTING AND RESERVING the rights set out in Part III of the Schedule to the Tenant for the Term subject to the Encumbrances at the Rent payable by installments as follows:

2.1  the first payment to be made on the date hereof; and thereafter

2.2  by equal monthly installments in advance on the first day of each month.

3.	TENANT’S COVENANTS

The Tenant COVENANTS with the Landlord throughout the Term as follows:

3.1  Payments

To pay to the Landlord the following plus VAT where applicable:

3.1.1  the Rent (by standing order);

3.1.2  the following sums within 7 days of demand:

(a) the proper costs and expenses (including professional fees) which the Landlord incurs in:

(i) dealing with any application by the Tenant for consent or approval, whether or not it is given (unless such consent or approval is unlawfully withheld) provided that such costs are reasonable;

(ii) preparing and serving a notice of a breach of the Tenant’s obligations under Section 146 of the Law of Property Act 1925, even if forfeiture of this Lease is avoided without a court order;

(iii) preparing and serving notices relating to a schedule of dilapidations or any such schedule itself either during the Term or recording failure to give up the Premises in the appropriate state of repair when this Lease ends;

(b) interest at 4% above the base rate of Royal Bank of Scotland plc from time to time in force or (if not available) such comparable rate of interest as the Landlord shall reasonably require on any of the payments due from the Tenant under this Lease when more than fourteen days overdue, to be calculated from the due date until they are paid to the Landlord (as well after as before any judgment) and in making payments under this clause 3.1 generally nothing is to be deducted, counterclaimed or set off and any VAT payable is to be added to the amount due;

(c) all suppliers’ charges for electricity (including meter rents) consumed via power-sockets on the Premises and consumed by integral fluorescent lights within the Premises during the Term;

(d) all charges for communication via telephone cables including (without limitation) facsimile, telephone and e-mail (but excluding line rental charges) together with charges for any additional lines installed by the Landlord at the request of the Tenant (but without the Landlord being obliged to install such additional lines);

(e) all charges (as reasonably determined by the Landlord from time to time) for the use (where available) of the facsimile, binding, photocopier and postal franking machines at the Building and the Magdalen Centre South (but without any liability on the part of the Landlord in the event of such facilities not being available);

(f) all other outgoings payable in relation to the Premises but excluding those payable by the Landlord pursuant to clause 4.2.2 of this Lease.

3.2  Use

3.2.1  To use the Premises only for the Permitted Use.

3.2.2  Not to obstruct any part of the Building that is used for access.

3.2.3  Subject to the Tenant having been provided with appropriate details of such policy, not to do anything which might invalidate or prejudice any insurance policy covering any part of the Building or (without the previous written consent of the Landlord) which might increase the premium or cause an additional premium to become payable.

3.2.4  Not to use the Premises for any purpose which is noisy, dangerous, illegal or which constitutes a nuisance or causes damage to the Landlord or any superior landlord or the occupiers of other parts of the Building or the Science Park or which involves any substance which may be harmful, hazardous, polluting or contaminating.

3.2.5  Not to bring into, use or store on the Premises any substance which may be harmful hazardous polluting or contaminating.

3.2.6  Not to place anything in the bin store of the Building other than normal office waste.

3.2.7  Not to display any advertisements which are visible from outside the Premises.

3.2.8  Not to keep any animal, fish, reptile or bird at the Premises and not to undertake any experiments on the same at the Premises.

3.2.9  Not to use the floors or walls of the Premises in a way which will impose weight or strain in excess of that which the same are constructed to bear safely and not to suspend any heavy load from the ceilings of the Premises.

3.2.10  Not to install or use a telephone exchange in the Premises and not to install or use personal telephony equipment in the Premises other than that provided by the Landlord but the Tenant shall not be prevented from installing telephone handsets, facsimile machines or use of mobile telephones (none of which shall be supplied by the Landlord) or from installing a lease line between their other office premises (subject to obtaining the Landlord’s consent (not to be unreasonably withheld or delayed)).

3.2.11  Not to install, alter or remove any window coverings by way of blinds, curtains or otherwise without the consent of the Landlord, such consent not to be unreasonably withheld where the Tenant is seeking consent to install window blinds consistent in physical appearance, type, quality and colour with window blinds provided by the Landlord and/or other tenants in the Building.

3.3  Access

To give the Landlord, or anyone authorised by it in writing, access to the Premises at reasonable times and on five days’ written notice (except in an emergency where access will be given forthwith and no notice shall be required) for the purpose of

3.3.1  inspecting the condition of the Premises and taking a schedule of Landlord’s fixtures and fittings and any dilapidations;

3.3.2  ascertaining whether there has been a breach or non-performance of any laws and obligations of this Lease;

3.3.3  doing works which the Landlord is permitted or required to do under this Lease;

3.3.4  complying with any statutory obligation;

3.3.5  viewing the Premises with a prospective buyer, tenant or mortgagee;

3.3.6  valuing the Premises;

3.3.7  inspecting, cleaning or repairing neighbouring property, or any service wires, pipes and drains belonging to any neighbouring property or to the rest of the Building and when accessing the Premises in circumstances as set out above the Landlord shall comply with any reasonable security requirements notified by the Tenant to the Landlord in advance of such entry, the Landlord causing as little interference with the Tenant’s business or damage to the Premises as reasonably practicable and making good all damage caused to the Premises in exercising these rights with all due diligence and speed.

3.4  Repair and Condition

3.4.1  To take reasonable care of the Premises and not to damage them, but normal fair wear and tear is permitted provided that the Tenant shall not be obliged to carry out any works in respect of any damage, defect or otherwise caused by:

3.4.1.1  matters in respect of which the Landlord insures or matters in respect of which a reasonably prudent Landlord would normally insure having regard to market availability at the time whether or not such insurance is in fact in place;

3.4.1.2  any matter relating to the design and construction of the Premises and/or the Building.

3.4.2 Within the last three months of the Term (howsoever determined):

(a) to decorate and paint the inside of the Premises with at least two coats of paint of a colour previously approved by the Landlord, the Tenant carrying out all such works with good materials and in accordance with good standards of workmanship; and

(b) to steam clean the carpet within the Premises and where having done so the carpet is beyond repair to replace the carpet with a new carpet of similar quality and in a colour previously approved by the Landlord

(and where under this clause 3.4.2 the Landlord’s approval is required it will not be unreasonably withheld or delayed).

3.4.3  To clean, treat and/or wash the interior surfaces of all glass in the Premises (including doors and windows) at least once every three months.

3.4.4  If the Tenant fails to do any work which this Lease requires it to do and the Landlord gives it written notice to do it, the Tenant is to:

(a) start the work within one month, or immediately in case of emergency, and proceed as soon as reasonably practicable to do the work; and

(b) if the Tenant is in default, permit the Landlord and its workmen and equipment to do the work at the cost of the Tenant, such proper cost to be repaid by the Tenant to the Landlord on written demand together with any proper professional fees incurred by the Landlord.

3.4.5  To indemnify and keep indemnified the Landlord against liability in respect of any injury to or death of any person or damage to any property movable or immovable or the infringement, disturbance or destruction of any right, easement or privilege or otherwise by reason of or arising out of any breach of the covenants by the Tenant set out in this Lease as to the repair or condition of the Premises or as to any alteration to the Premises by the Tenant and against all actions, proceedings, costs, expenses, claims and demands of whatsoever nature in respect of any such liability or alleged liability.

3.5  Alterations

Not to make any alterations or additions to the Premises whatsoever except for internal, nonstructural alterations and installing additional electrical sockets and/or kitchenette facilities and then subject to having obtained the prior written consent of the Landlord (not to be unreasonably withheld or delayed) and provided that the Tenant:

3.5.1  complies with any requirements of the Fire Officer;

3.5.2  complies with all IEE Regulations for Electrical Installations and the regulations and requirements of the electrical supply authority when undertaking electrical installations; and

3.5.3  at the expiry or sooner determination of this Lease (howsoever determined) removes all such works and restores the Premises to their former state and condition.

3.6  Alienation

3.6.1  Subject to clause 3.6.3:

(a) Not to share occupation of the whole or any part of the Premises.

(b) Not to transfer, sublet, charge or part with possession of the whole or part of the Premises except by an assignment permitted by clause 3.6.2.

(c) Not to hold or occupy the whole or part of the Premises as trustee or agent or for the benefit of another person.

(d) To notify the Landlord if it intends to leave the Premises unoccupied for more than 30 days.

PROVIDED THAT notwithstanding the earlier provisions of this clause 3.6 the Tenant may share occupation of part or the whole of the Premises with any other company which is a member of the same group of companies as the Tenant within the meaning of Section 42 of the Landlord and Tenant Act 1954 (“Group Company”) subject to the Tenant complying with the following conditions:

(i) prior to such sharing of occupation the Tenant gives written notice to the Landlord of the company which is to share occupation of the Premises;

(ii) no tenancy is created;

(iii) such sharing of occupation will immediately determine upon the company ceasing to be a Group Company of the Tenant and the Tenant will notify the Landlord within 14 days of the Tenant ceasing to share occupation with the Group Company.

3.6.2  (a) Without prejudice to clause 3.6.1 not to assign the whole of the Premises without the prior written consent of the Landlord which (subject to the terms contained in clause 3.6.2(b) shall not be unreasonably withheld or delayed.

(b) The Landlord may impose either or both of the following conditions in respect of a proposed assignment (which are specified for the purpose of Section 19(1 A) of the Landlord and Tenant Act 1927):

(i)  a requirement that the assigning Tenant and in the event of a previous unauthorised assignment a former tenant (as defined in Section 16(6) of the Landlord and Tenant (Covenants) Act 1995) and in both cases any guarantor to the assigning tenant and to such former tenant each separately execute as a deed and deliver to the Landlord prior to the assignment in question an authorised guarantee agreement in the form set out in Part IV of the Schedule; and/or

(ii) if the Landlord reasonably so requires, a requirement that one or more third party guarantors reasonably acceptable to the Landlord execute in favour of the Landlord and deliver to the Landlord prior to the assignment in question a deed of covenant containing the covenants set out in Part V of the Schedule (mutatis mutandis).

3.6.3  Registration

Within 21 days after any assignment of this Lease to give notice in duplicate to the Landlord’s solicitor for registration together with a certified copy of the relevant document and to pay to the Landlord or as it may from time to time direct a reasonable registration fee of not less than £30.

3.7  Consequences of Damage

If the whole or part of the Premises becomes inaccessible or unfit for use due to damage or destruction (other than as a result of anything the Tenant does or fails to do):

3.7.1  the whole or an appropriate proportion (having regard to the nature and extent of the destruction or damage) of the Rent shall cease to be payable until the Premises are fully accessible and fit for use; and

3.7.2  if the damage or destruction affects the whole or a substantial part of the Premises and it is likely to take more than three months to make the Premises again fully accessible and fit for use, either the Landlord or the Tenant may terminate this Lease by giving written notice to the other, in which event this Lease will immediately end and the Landlord need not carry out any repairs or reinstatement but both parties will remain liable for any breach of the terms of this Lease which occurred prior to the date of determination of this Lease.

3.8  Notices and Statutes

3.8.1  To comply promptly with the requirements of any present or future statute or European Union law, regulation or directive (whether imposed on the owner or occupier) which relate to the Tenant’s use and occupation of the Premises.

3.8.2  To give the Landlord a copy of any order, permission or other notice from a statutory authority or otherwise concerning the Premises or any neighbouring property as soon as reasonably possible.

3.8.3  To pay all costs incurred in respect of any works or requirements under clauses 3.8.1 and/or 3.8.2 where they relate to the Tenant’s use and occupation of the Premises and in other cases such costs shall be fairly divided between the Landlord and the Tenant (and the Landlord hereby covenants to pay its fair share of such costs).

3.9  Planning Acts

3.9.1  To comply with the Planning Acts.

3.9.2  Not to apply for or implement any planning permission or enter into a planning obligation under Section 106 of the Town and Country Planning Act 1990 affecting the Premises without first obtaining the Landlord’s consent.

3.9.3  Where development permitted by a planning permission has begun to complete all the works permitted to the Premises and comply with all the conditions imposed by the permission before the determination of the Term.

3.9.4  If the Landlord reasonably so requires, to produce evidence to the Landlord that the provisions of this clause 3.9 have been complied with.

3.10  Compliance with Regulations

To comply with any regulations as the Landlord may reasonably from time to time make or give acting in accordance with good estate management in connection with the management or administration of the Premises and/or of the Building and/or of the Science Park.

3.11  End of Lease

To comply with the following provisions when this Lease ends (howsoever determined):

3.11.1  to return the Premises to the Landlord leaving them in the state and condition in which this Lease requires the Tenant to keep them;

3.11.2  (if the Landlord so requires) to remove anything the Tenant fixed to the Premises (other than Landlord’s fixtures) and make good any damage which that causes;

3.11.3  unless released from compliance by the Landlord by notice, to remove all tenant’s and trade fixtures and fittings and every sign, writing or painting of the name or business of the Tenant or other occupiers from the Premises and all alterations to the Premises undertaken by the Tenant and to make good all damage caused to the Premises by the removal of the tenant’s and trade fixtures, fittings, furniture, effects and alterations.

4.	LANDLORD’S COVENANTS

The Landlord COVENANTS with the Tenant throughout the Term as follows:

4.1  Quiet Enjoyment

For so long as the Tenant complies with the terms of this Lease to allow the Tenant to possess and use the Premises without lawful interference from the Landlord, anyone who derives title from the Landlord or any trustee for the Landlord or by title paramount.

4.2  Services

4.2.1  (Subject to the proviso to this clause 4.2.1) to use reasonable endeavours to provide the following services in relation to the Building:

(a) repairing any defects in the Building or the Premises relating to the design or construction of the Building and/or the Premises and which affect the Tenant’s use or enjoyment of the Premises;

(b) keeping the structure, exterior, windows and glass (but in relation to cleaning of window glass, only the exterior surfaces) and any parts of the Building used in common with other occupiers in good and substantial repair and condition and in the case of windows and glass regularly cleaned;

(c) cleaning of the Common Parts;

(d) lighting of the Common Parts;

(e) comfort cooling of the Premises and the Common Parts between the hours of 7 a.m. and 7 p.m. every day of the year;

(f)  providing an electrical power supply to the Premises (but not the cost of electricity consumed via power-sockets or other power outlets at the Premises or by integral fluorescent lights within the Premises);

(g) maintaining and repairing the integral fluorescent light fittings forming part of the Premises and as referred to at paragraph 4 of Part I of the Schedule;

(h) providing a water supply to the Common Parts;

(i) providing and maintaining a central telecommunications equipment for the occupiers of the Building which in relation to the Premises shall include digital telephone lines in the ratio of one telephone line per 150 ft2 and category 5 cabling and broadband internet connection;

(j) refuse removal from the central collection point within the Building;

(k) providing reception services at the reception desk in Magdalen Centre South between the hours of 9.00 a.m. and 5.30 p.m. Monday to Friday (except public holidays);

(1) providing signage identifying the Tenant’s occupation in the Building which shall include signage in the area of the door leading to the Premises, signage in the reception area of the Magdalen Centre South and signage at the entry door system on the north side of the Building;

(m) providing and maintaining catering and restaurant facilities and meeting rooms (subject to availability) in the Magdalen Centre South;

(n) providing and maintaining an adequate fire alarm system for the Premises and the Building and emergency lighting installation;

(o) providing and maintaining an integrated security system including intruder detection surveillance in the Common Parts and access control; and

(p) providing and maintaining toilet facilities to the Common Parts.

PROVIDED THAT:

(1) the Landlord is not obliged to remedy damage caused by the Tenant, remedy fair wear and tear or put the Common Parts or any Service Media or the Main Access Road into better condition than existed as at the date of this Lease; and

(2) the Landlord shall not be liable to the Tenant in relation to any interruption in any of the services which the Landlord does provide or supply by reason of any necessary inspection, repair or maintenance of any plant or equipment or any damage thereto or by reason of the mechanical or other defect or breakdown or inclement weather conditions or shortage of fuel, materials, water or labour or by reason of any circumstances whatever beyond the control of the Landlord and the Tenant shall have no claim against the Landlord in relation to any defect or want of maintenance, repair, renewal or cleaning unless the Landlord has had written notice of the same or ought reasonably to be aware of it and has failed to remedy the same within a reasonable period of time thereafter provided that the Landlord will use all reasonable endeavours to restore any service as soon as reasonably practicable where it has been interrupted.

4.3  Rates

To pay all business and water rates chargeable on the Building.

4.4  Compliance with Statutes

To comply promptly with the requirements of any present or future statute or European Union Law, regulation or directive which relate to the Building which for the avoidance of doubt includes obtaining a fire certificate for the Building.

4.5  Insurance

To insure the Building against all standard commercial risks with a reputable insurance provider.

5.	FORFEITURE

5.1  This Lease comes to an end if the Landlord forfeits it by entering any part of the Premises, which the Landlord is entitled to do whenever:

5.1.1  payment of any Rent under this Lease is 14 days overdue or more, even if it was not formally demanded or other sums due if properly demanded;

5.1.2  the Tenant has not materially complied with any of the terms in this Lease;

5.1.3  the Tenant goes into liquidation (unless solely for the purpose of amalgamation or reconstruction when solvent), or has a receiver appointed (over all or part of its assets) or has an administration order made in respect of it or (if an individual or a Guarantor Partner) becomes bankrupt;

5.1.4  the Tenant enters into an arrangement or composition with its creditors.

5.2  The forfeiture of this Lease does not cancel any outstanding obligations of the Tenant.

6.	TENANT’S PROPERTY

6.1  If this Lease ends and the Tenant does not remove its goods then after one month the Landlord may sell the goods and hold the proceeds for the Tenant after deducting any proper costs incurred in removing, storing and selling such goods.

6.2  If the Landlord sells goods belonging to a third party by mistake then the Tenant shall fully refund the costs incurred due to any liability to the Landlord.

7.	ENFORCEMENT OF RIGHTS

The Tenant shall not have the benefit of or the right to enforce any right belonging to any other occupier of the Building.

8.	DATA PROTECTION ACT 1998

For the purposes of the Data Protection Act 1998 or otherwise the Tenant acknowledges that information relating to this Lease will be held on computer and other filing systems by the Landlord or the Landlord’s managing agent (if any) for the purposes of general administration and/or enforcement of this Lease and agrees to such information being used for such purposes and being disclosed to third parties so far only as is necessary in connection with the management of the Landlord’s interest in, the insurance and/or maintenance of the Premises, checking the credit worthiness of the Tenant, or the disposal or sub-letting of the Premises.

9.	NEW TENANCY

This Lease creates a new tenancy for the purpose of the Landlord and Tenant (Covenants) Act 1995.

10.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties hereby expressly acknowledge that they do not intend that any of the terms of this Lease shall be enforceable by any third party pursuant to the Contracts (Rights of Third Parties) Act 1999.

11.	TENANT’S OPTION TO DETERMINE

If the Tenant wishes to determine the Term on the second anniversary of the date hereof it shall give to the Landlord not less than three months’ previous notice in writing of such wish and subject to the Tenant paying to the Landlord an amount equal to six weeks’ Rent and any other sums properly due under this Lease then the Term will end upon the expiry of such notice but without prejudice to any antecedent rights which either party may have against the other.

12.	EXCLUSION OF SECURITY OF TENURE

12.1  The Landlord has served a notice dated 21 June 2006 on the Tenant, in the form required by Section 38A(3)(a) of the 1954 Act (as amended) and which applies to the tenancy created by this Lease.

12.2  Christian Major, duly authorised by the Tenant, has made a statutory declaration dated 23 June 2006 (the “Declaration”) in accordance with the requirements of Section 38A(3)(b) of the 1954 Act (as amended).

12.3  The Tenant confirms that where the Declaration was made by a person other than the Tenant the declarant was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf.

12.4  The Landlord and the Tenant agree that the provisions of Sections 24 to 28 (inclusive) of the 1954 Act (as amended) are excluded in relation t the tenancy created by this Lease.

13.	SERVICE OF NOTICES

The rules about serving notices in Section 196 of the Law of Property Act 1925 (as since amended) apply to any notice given under this Lease. The Tenant serves notice on the Landlord by delivering the notice to the centre manager for the Science Park designated by the Landlord from time to time and based at the Science Park and the Landlord serves notice on the Tenant by leaving the notice at the Premises.

IN WITNESS where of the parties have duly executed this Lease as a Deed the day and year first before written.

THE SCHEDULE

PART I

THE PREMISES

ALL THOSE premises situate on the first floor of the Building shown for the purpose of identification only edged red on Plan 1 attached including:

1. the internal plaster or other finishes of all boundary and structural walls but excluding any integral part of the external wall cladding;

2. all internal, non-structural walls situate wholly within the Premises;

3. the doors and door frames;

4. the ceiling finishes including any suspended ceilings and integral fluorescent light fittings but excluding the cavity above any suspended ceilings;

5. the raised floors and carpet or other floor coverings and all floor boxes but excluding the cavity below the raised floors; and

6. all additions, alterations and improvements thereto made by the Tenant and all Landlord’s fixtures and fittings from time to time therein (including without prejudice to the generality of the foregoing all window blinds)

but excluding:

7. all the structure of the Building, glass windows and all Service Media located within the Premises, whether or not the same exclusively serve the Premises.

PART II

RIGHTS GRANTED

The Tenant is to have the shared use of the following facilities:

1. the right to come and go from the Premises over the Common Parts and to allow visitors to do the same;

2. the right for shelter and support for the benefit of the Premises from the rest of the Building;

3. the right to come and go from the Building to the public highway with or without vehicles over and along the Main Access Road;

4. the right to the exclusive use of two car parking spaces edged red on Plan 3 or of two alternative car parking spaces specifically designated by the Landlord (acting reasonably) from time to time for the parking of two private motor vehicle within the Car Park together with a further right to park twelve private motor vehicles within such other spaces within the Car Park as are designated for the general use of occupiers of the Building but subject always to availability of such spaces which the Landlord will use all reasonable endeavours to provide;

5. the right to use Service Media which serve the Premises and which may also serve other premises, but the Tenant must use them in a reasonable and proper manner in accordance with any reasonable regulations imposed from time to time by the Landlord acting in accordance with good estate management;

6. the right to have displayed the Tenant’s name and its business on any sign board or name plate provided by the Landlord for the benefit of occupiers of the Building in such form as the Landlord reasonably designates and to be installed by the Landlord at the Landlord’s cost;

7. the right for employees of the Tenant employed at the Premises to use the catering and restaurant facilities of the Magdalen Centre South and to permit employees of the Tenant to book and use meeting rooms at the Magdalen Centre South (in both cases subject to such facilities being available from time to time and without any liability on the part of the Landlord in the event of such facilities not being available) subject to the Tenant being responsible for all costs as reasonably determined by the Landlord in relation to the use of such facilities from time to time; and

8. the right to use toilet facilities in the Building.

PART III

EXCEPTIONS AND RESERVATIONS

The Landlord reserves unto itself and all authorised or permitted by it the following rights:

1. the right for shelter and support from the Premises;

2. the right for Service Media to pass through the Premises;

3. the right to alter or close any Common Parts and/or the Main Access Road subject to providing (except in emergencies) suitable alternative amenities reasonably acceptable to the Tenant and further reserved the right to use, repair, alter, renew, replace or make connections to any Service Media in the Premises which serve other premises subject to the person or persons exercising such rights providing reasonable written notice (except in the case of emergency) doing as little damage as reasonably practicable to the Premises and forthwith making good all damage done thereto;

4. the right to build additional or relay any Service Media over, through or under the Premises in connection with any premises within the Building and neighbouring and nearby property together with the right to make (and to retain) connections with any Service Media which now or at any time in the future exist upon, in, over or under the Premises together with rights to enter upon the Premises for these purposes subject to the person or persons exercising such rights providing reasonable written notice (except in the case of emergency) doing as little damage as reasonably practicable to the Premises and forthwith making good all damage done thereto;

5. the free right to develop and alter the Building and neighbouring and nearby premises notwithstanding any interruptions to rights of light and air enjoyed by the Premises; and

6. the right to enter the Premises for the purposes and on the terms set out elsewhere in this Lease and for any purposes in connection with this Lease provided that this right of entry will be exercised only following reasonable written notice except in the case of emergency subject to the person or persons exercising such rights providing reasonable written notice (except in the case of emergency) doing as little damage as reasonably practicable to the Premises and forthwith making good all damage done thereto with all due diligence and speed.

PART IV

FORM OF AUTHORISED GUARANTEE AGREEMENT

THIS GUARANTEE is made on

BETWEEN:

(1) [details of outgoing tenant] (“Outgoing Tenant”); and

(2) [details of landlord](“Landlord”).

WHEREAS:

(A) This Agreement is supplemental to a lease (“Lease”) dated [date of Lease] made between [          ](l)[and][          ](2)[and          (3)].

(B) Words and expressions used in this Agreement shall have the meanings ascribed to them in the Lease and Guarantee Period means the period from the date upon which the benefit of the Term is assigned to the incoming Tenant until the earlier of the date upon which the Incoming Tenant is effectively released by virtue of the Landlord and Tenant (Covenants) Act 1995 from its obligations to perform the covenants on the part of the Tenant contained in the Lease and the end of the Term and Incoming Tenant shall mean [details of intended assignee or transferee].

(C) The Landlord is entitled to the reversion immediately expectant on the Term.

(D) The Outgoing Tenant is entitled to the benefit of the Term.

(E) The Outgoing Tenant has applied to the Landlord for consent to assign or transfer the whole of the Premises to the Incoming Tenant.

(F) As a condition of its consent to the proposed assignment or transfer the Landlord is entitled to require and has required the Outgoing Tenant to guarantee the performance by the Incoming Tenant of the covenants on the part of the Tenant contained in the Lease.

THIS GUARANTEE WITNESSES that:

1.	TO PAY OBSERVE AND PERFORM

The Outgoing Tenant covenants with and guarantees to the Landlord that:

1.1  the Incoming Tenant will throughout the Guarantee Period pay the rents reserved by the Lease on the days and in the manner set out in the Lease;

1.2  the Incoming Tenant will throughout the Guarantee Period fully observe and perform the covenants and conditions on the part of the Tenant contained in the Lease; and

1.3  if the Incoming Tenant shall make any default in the payment of the rents or in observing and performing such covenants and conditions or any of them and in every such case and at each time the Outgoing Tenant will:

1.3.1  forthwith pay such rents and/or other sums and observe and perform such covenants;

1.3.2  pay and make good to the Landlord on demand all proper costs suffered or incurred by the Landlord through the default of the Incoming Tenant in respect of any such matters; and

1.3.3  indemnify and keep indemnified the Landlord from and against all proper costs arising by reason of any such default by the Incoming Tenant.

2.	TO TAKE LEASE FOLLOWING DISCLAIMER

The Outgoing Tenant further covenants with and guarantees to the Landlord that if at any time during the Guarantee Period the Lease shall be disclaimed by a competent person or if at any time during the Guarantee Period the Incoming Tenant shall be wound up or cease to exist or (being an individual) shall die the Outgoing Tenant shall (if the Landlord by notice in writing given to the Outgoing Tenant within three (3) months of being notified of such disclaimer or other event so requires) accept from and execute and deliver to the Landlord a counterpart of a new lease of the Premises in the following terms:

2.1  for a term commencing on the date of the disclaimer or other event and equal to the residue then unexpired of the Term;

2.2  at the same rents and subject to the same covenants and conditions as are contained in the Lease;

2.3  such new lease to be at the cost of the Outgoing Tenant.

3.	TO MAKE PAYMENTS FOLLOWING DISCLAIMER

If for any reason the Landlord shall not require the Outgoing Tenant to take a new lease of the Premises pursuant to clause 2 the Outgoing Tenant shall nevertheless pay to the Landlord on demand:

3.1  a sum equal to the difference between any monies receivable by the Landlord for the use and occupation of the Premises and the rents payable under the Lease, in both cases for the period commencing with the date of such disclaimer or other event and ending on whichever is the earlier of the following dates:

3.1.1  the date three (3) months after such disclaimer or other event; and

3.1.2  the date (if any) upon which the Landlord shall have granted a lease of the Premises to a third party; and

and upon such payment the Outgoing Tenant shall be released from all further liability under this Agreement.

4.	PROTECTION FOR LANDLORD

4.1  It is agreed that the Outgoing Tenant’s obligations are and will remain in full force and effect and that such obligations shall not be discharged nor lessened or affected by:

4.1.1  any time or indulgence granted by the Landlord to the Incoming Tenant or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the Tenant’s covenants and conditions contained in the Lease;

4.1.2  any refusal by the Landlord to accept rent tendered by or on behalf of the incoming Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

4.1.3  any variation to the terms of the Lease which do not materially adversely affect the Tenant’s obligations under the Lease;

4.1.4  any surrender of part of the Premises (in which event the liability of the Outgoing Tenant under this Guarantee shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionment under Section 140 of the Law of Property Act 1925);

4.1.5  any failure on the part of the Landlord (whether intentional or not) to take perfect or realise any security or guarantee now or in the future agreed to be taken by the Landlord in respect of the obligations of the Incoming Tenant under this Lease;

4.1.6  where the Outgoing Tenant is more than one person any release of one or more such persons which is not expressed to relate to all such persons; and

4.1.7  any Event of Insolvency relating to the Incoming Tenant or the Outgoing Tenant.

4.2  The Outgoing Tenant irrevocably and unconditionally waives:

4.2.1  any rights it may have of first requiring the Landlord to proceed against or claim payment from the Incoming Tenant; and

4.2.2  any entitlement it may have to participate in any security at any time held by the Landlord in respect of the Incoming Tenant’s obligations under the Lease.

5.	NON COMPETITION BY OUTGOING TENANT

5.1  Until the liabilities and obligations of the Tenant under the Lease have been paid and discharged in full the Outgoing Tenant shall not:

5.1.1 exercise any right of subrogation indemnity set-off or counterclaim against the Tenant under the Lease; or

5.1.2 claim or prove in competition with the Landlord in the event of the liquidation, bankruptcy, voluntary arrangement, scheme or arrangement of the Tenant or have the benefit of any share in any other guarantee or security now or in the future held by the Landlord in respect of the Tenant’s obligations under the Lease.

5.2  If the Outgoing Tenant receives any sums in contravention of this clause 5 it shall hold them on trust to be applied promptly in or towards the discharge of its obligations to the Landlord.

6.	CHANGE IN CONSTITUTION

The obligations in and provisions of clause 1 of this Agreement shall continue in full force and effect notwithstanding the liquidation or any change in the constitution or structure of the Incoming Tenant the Outgoing Tenant or the Landlord or any legal immunity, disability or incapacity or other circumstances relating to the Incoming Tenant or the Outgoing Tenant (whether or not known or capable of being known to the Landlord).

7.	PRINCIPAL OBLIGOR

Any rents or other payments or other obligations due under this Agreement shall be due from the Outgoing Tenant as principal debtor and primary obligor.

8.	REPRESENTATION BY THE OUTGOING TENANT

The Outgoing Tenant represents and warrants to the Landlord that it has full authority, capacity and entitlement to enter into this Agreement and to undertake its obligations to the Landlord and that its obligations and liabilities are and will remain valid legally binding and enforceable.

IN WITNESS etc.

PART V

GUARANTOR COVENANTS

1.	TO PAY OBSERVE AND PERFORM

The Guarantor covenants with and guarantees to the Landlord that:

1.1  the Tenant will throughout the Term pay the Rents on the days and in the manner set out in this Lease;

1.2  the Tenant will throughout the Term fully observe and perform the covenants and conditions on the part of the Tenant contained in this Lease; and

1.3  if the Tenant shall make any default in the payment of the Rents or in observing and performing the covenants and conditions or any of them then and in every such case and at each time the Guarantor will;

1.3.1  forthwith pay such rents and observe and perform such covenants;

1.3.2  pay and make good to the Landlord on demand all proper costs suffered or incurred by the Landlord through the default of the Tenant in respect of any of such matters; and

1.3.3  indemnify and keep indemnified the Landlord from and against all proper costs arising by reason of any such default by the Tenant.

2.	TO TAKE LEASE FOLLOWING DISCLAIMER

The Guarantor further covenants with and guarantees to the Landlord that if at any time during the Term the Landlord shall exercise its right of re-entry pursuant to clause 6 or this Lease shall be disclaimed by a competent person or if at any time during the Term the Tenant shall be wound up or be dissolved or cease to exist or (being an individual) shall die the Guarantor shall (if the Landlord by notice in writing given to the Guarantor within three

(3) months of being notified of such re-entry or other event so requires) accept from and execute and deliver to the Landlord a counterpart of a new lease of the Premises in the following terms:

2.1  for a term commencing on the date of such re-entry or other event and equal to the residue then unexpired of the Term;

2.2  at the same rents and subject to the same covenants and conditions as are contained in this Lease (with the exception of this surety covenant);

2.3 such new lease to be at the cost of the Guarantor.

3.	TO MAKE PAYMENTS FOLLOWING DISCLAIMER

If for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises pursuant to paragraph 2 the Guarantor shall nevertheless pay to the Landlord on demand:

3.1  a sum equal to the difference between any monies received by the Landlord for the use or occupation of the Premises and the Rents payable under clause 2 of this Lease, in both cases for the period commencing with the date of such re-entry or other event and ending on whichever is the earlier of the following dates:

(a) the date three (3) months after such re-entry or other event; and

(b) the date (if any) upon which the Landlord shall have granted a lease of the Premises to a third party; and

3.2  the reasonable and proper costs incurred by the Landlord in relation to any reletting or attempted reletting of the Premises,

and upon such payment the Guarantor shall be released from all further liability under this Lease.

4.	PROTECTION FOR LANDLORD

4.1  It is agreed that the Guarantor’s obligations are and will remain in full force and effect and that such obligations shall not be discharged nor lessened or affected by:

4.1.1  any time or indulgence granted by the Landlord to the Tenant or any neglect of forbearance of the Landlord in enforcing against the Tenant (or any surety or other person liable) the payment of the Rents or the observance or performance of the Tenant’s covenants and conditions contained in this Lease;

4.1.2  any refusal by the Landlord to accept rents tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

4.1.3  any variation of the terms of this Lease or the authorised guarantee agreement whether or not the Guarantor is a party which do not materially adversely affect the obligations of the Tenant;

4.1.4  any surrender of part of the Premises (in which event the liability of the Guarantor under this Lease shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionment under Section 140 of the Law of Property Act 1925);

4.1.5  any failure on the part of the Landlord (whether intentional or not) to take perfect or realise any security or guarantee now or in the future agreed to be taken by the Landlord in respect of the obligations of the Tenant under this Lease;

4.1.6  where the Guarantor is more than one person any release of one or more such persons which is not expressed to relate to all such persons; and

4.1.7  any Event of Insolvency relating to the Tenant or the Guarantor.

4.2  The Guarantor irrevocably and unconditionally waives:

4.2.1  any rights it may have of first requiring the Landlord to proceed against or claim payment from the Tenant;

4.2.2  any entitlement it may have to participate in any security at any time held by the Landlord in respect of the Tenant’s obligations under this Lease; and

5.	NON-COMPETITION BY GUARANTOR

5.1  Until the liabilities and obligations of the Tenant under this Lease have been paid and discharged in full the Guarantor shall not:

5.1.1  exercise any right of subrogation indemnity set-off or counterclaim; or

5.1.2  claim or prove in competition with the Landlord in the event of the liquidation, bankruptcy, voluntary arrangement, scheme or arrangement of the Tenant or have the benefit of any share in any other guarantee or security now or in the future held by the Landlord in respect of the Tenant’s obligations under this Lease.

5.2  If the Guarantor receives any sums in contravention of this paragraph 5 it shall hold them on trust to be applied promptly in or towards the discharge of its obligations to the Landlord.

6.	CHANGE IN CONSTITUTION

The obligations in and provisions of paragraph 1 of this Schedule shall continue in full force and effect notwithstanding the liquidation or any change in the constitution or structure of the Tenant the Guarantor or the Landlord or any legal immunity, disability or incapacity or other circumstances relating to the Tenant or the Guarantor (whether or not known or capable of being known to the Landlord).

7.	PRINCIPAL OBLIGOR

Any Rents or other payments or other obligations due under this Schedule shall be due from the Guarantor as principal debtor and primary obligor.

8.	REPRESENTATION BY GUARANTOR

The Guarantor represents and warrants to the Landlord that the Guarantor has full power, authority and legal right to enter into the covenants contained in this Schedule and that its obligations and liabilities are and will remain valid legally binding and enforceable.

IN WITNESS etc.

SIGNED as a DEED by
MAGDALEN DEVELOPMENT
COMPANY LIMITED
acting by

Director CHARLES GERARD YOUNG

Director DAVID CHARLES CLARY

SIGNED as a DEED by
PRUDENTIAL DEVELOPMENT
MANAGEMENT LIMITED acting by

Director ROBERT ARTHUR RADLEY

Director CHRISTOPHER MARK GORDON PERKINS

SIGNED as a DEED by          )
AMARIN NEUROSCIENCE     )
LIMITED acting by             )

Director RICHARD A.B. STEWART

Director THOMAS G. LYNCH